Exhibit 16.1



                       [PricewaterhouseCoopers Letterhead]

March 23, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

                              StarBase Corporation

         We have read Item 4 of StarBase Corporation's Form 8-K dated March 23, 1999 and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP